FORM 3

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC  20549
INITIAL STATEMENT OF BENEFICIAL
OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
    Kahn Brothers & Co., Inc.
    555 Madison Avenue, 22nd Floor
    New York, New York  10022

2.  Date of Event Requiring Statement
     July 16, 2002

3.  IRS Identification Number of
     Reporting Person:  13-2948997

4.  Issuer Name and Ticker or Trading Symbol
     Haggar Corp.
     HGGR

5.  Relationship of Reporting Person to Issuer:
     10% Owner

6.  If Amendment, Date of Original:
     N/A

7.  Individual or Joint/Group Filing:
     Form Filed by One Reporting Person


TABLE I.

1. Title of Security:
    Common Stock

2.  Amount of Securities Beneficially Owned:
     0

3.  Ownership Form:
     N/A

4.  Nature of Indirect Beneficial Onwership
     N/A




TABLE II.

1.  Title of Derivative Security:  N/A

2.  Date of Exercisable and Expiration Date: N/A

3.  Title and Amount of Securities Underlying
     Derivative Securities:  N/A

4.  Conversion or Exercise Price:  N/A

5.  Ownership Form of Derivative Security: N/A

6.  Nature of Indirect Beneficial Ownership:  N/A


Signature of Reporting Person:
/s/ William F. DeLuca, Senior Vice President